Exhibit 10.1

RULES OF THE

RHYTHMONE PLC

2017 INTERNATIONAL EQUITY INCENTIVE PLAN

ADOPTED: 14 JULY 2017

EXPIRES: 14 JULY 2027

Bird & Bird LLP

12 New Fetter Lane

London

EC4A 1JP

T: 020 7415 6000

Ref: FLCB/RHYTHMONE.0001

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

A.	This 2017 International Equity Incentive Plan is intended to promote the interests of RhythmOne plc, a company organized under the laws of England and Wales, by providing eligible persons in the Company’s employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

B.	The Plan includes two components: (i) the Employee Component and (ii) the Non- Employee Component. It is the intention of the Company that the Employee Component qualify as an “employee share scheme” within the meaning of section 1166 of the Companies Act 2006. Accordingly, the provisions of the Employee Component shall be construed so as to limit participation to Employees. The Plan also authorizes the grant of Awards under the Non-Employee Component, which does not qualify as an “employee share scheme” within the meaning of section 1166 of the Companies Act 2006. Awards granted under the Non-Employee Component may be granted to any provider of Services other than an Employee. Except as otherwise provided herein, the Non-Employee Component will be operated and administered in the same manner as the Employee Component. The Plan Administrator will designate whether Awards granted pursuant to the Plan are under the Employee Component or the Non-Employee Component at or prior to the time of grant.

II.	ADMINISTRATION OF THE PLAN

A.	The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B.	The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan, to designate whether Awards are granted under the Employee Component or the Non-Employee Component, to set all terms and conditions of Awards (including, but not limited to, vesting, exercise and forfeiture provisions), and to carry out the intent that the Employee Component of the Plan be treated as an “employee share scheme” within the meaning of section 1166 of the Companies Act 2006. In addition, the Plan Administrator shall have the authority to take all actions and make all determinations contemplated by the Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Plan Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Plan Administrator. The Plan Administrator shall make such determinations under, and issue such interpretations of, the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any Award issued thereunder.

III.	ELIGIBILITY

Subject to the limitations described herein, (i) Service providers are eligible to be granted Awards under the Non-Employee Component of the Plan and (ii) only Employees are eligible to be granted Awards under the Employee Component of the Plan.

IV.	SHARES SUBJECT TO THE PLAN

A.	Awards shall not be granted under the Plan on any date to the extent that the aggregate number of Shares which may be allocated under the Plan and any other employees’ share plan adopted by the Company exceeds such number as represents fifteen percent (15%) of the issued ordinary share capital of the Company from time to time. For the avoidance of doubt, reference in this Section IV. A. to “allocation” shall mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other types of employees’ share plan, shall mean the issue and allotment of Shares. The authorized share reserve shall be drawn from the Company’s authorized but unissued Shares.

B.	In determining the above limits, no account shall be taken of any Shares where the right to acquire such Shares was:

1.	released or lapsed without being exercised or Vested;

2.	allocated or granted at any time before the date that Shares in the Company are first admitted to trading on the Alternative Investment Market of London Stock Exchange plc; or

3.	granted under either the Blinkx plc Autonomy Employee Discretionary Share Option Plan 2007 or the Blinkx plc 2007 Autonomy Employee US Share Option Plan.

C.	If an Award is purported to be granted in excess of the limit in Section IV. A. above, the Award shall be deemed to the extent of the excess never to have been granted.

D.	The total number of Shares that may be issued upon exercise of all outstanding Incentive Options shall be 70,000,000 Shares, subject to adjustment under Section F. below. To the extent consistent with the requirements of Section 422 of the Code, Shares issued under awards of an acquired Company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of Shares available for Incentive Options under the Plan.

E.	Shares subject to outstanding Awards under the Plan, or any other employees’ share plan adopted by the Company, shall (where lawful under English law) be available for subsequent issuance under the Plan or any other employees’ share plan adopted by the Company to the extent the Awards (i) expire or terminate for any reason prior to exercise in full or (ii) are cancelled in accordance with the cancellation-regrant provisions of Article Two, Section IV.

F.	Should any change be made to the Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per Share in effect under each outstanding Award in order to prevent the dilution or enlargement of benefits thereunder; provided, however, that the Administrator will make any such adjustment in a manner that complies with Section 422 and Section 424 of the Code with respect to Incentive Options and Section 409A of the Code with respect to U.S. taxpayers. To the extent that the Company is relying upon the exemption afforded by Section 25102(o) of the California Corporations Code with respect to an Award, the Administrator shall make such adjustments as required thereby with respect to an Award. Any such adjustments shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive.

ARTICLE TWO

OPTION GRANT PROGRAM

I.	OPTION TERMS

Each Award granted as an option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.	Exercise Price.

1.	The exercise price per Share shall be fixed by the Plan Administrator and shall not be less than the nominal value per Share.

2.	The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in cash or cheque made payable to the Company. Should the Shares be admitted to the AIM market of the London Stock Exchange Plc at the time the option is exercised, then the exercise price may also (where lawful under English law) be paid as follows:

(i)	in Shares held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(ii)	through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions, in a form satisfactory to the Company, (A) to a Company-designated brokerage firm to effect the immediate sale of the acquired Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the acquired Shares plus all applicable U.S. Federal, state, local and foreign income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the acquired Shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the acquired Shares must be made on the Exercise Date.

B.	Exercise of Options. Each option shall be exercisable at such time or times, during such period and for such number of Shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant.

C.	Term of Option. No option shall have a term in excess of ten (10) years measured from the option grant date. However, an option may terminate prior to the expiration of such term pursuant to (i) Section I.D of this Article Two, (ii) Section III of this Article Two or (iii) in the event either of the following occur:

1.	The passing of an effective resolution or the making of an order of a court for the winding-up of the Company; or

2.	The expiration of the one (1)-month period from the date on which a company becomes the holding company of the Company, within the meaning of section 1159 of the Companies Act 2006.

D.	Effect of Termination of Service.

1.	The following provisions shall govern the exercise of any options held by the Participant at the time of cessation of Service or death:

(i)	Should the Participant cease to remain in Service for any reason other than death, Disability or Misconduct, then the Participant shall have a period of at least three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Participant.

(ii)	Should Participant’s Service terminate by reason of Disability, then the Participant shall have a period of at least one (1) year following the date of such cessation of Service during which to exercise each outstanding option held by such Participant.

(iii)	If the Participant dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance shall have at least a one (1)-year period following the date of the Participant’s death to exercise such option.

(iv)	Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

(v)	During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of Shares for which the option is exercisable on the date of the Participant’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any Shares for which the option has not been exercised. However, the option shall, immediately upon the Participant’s cessation of Service, terminate and cease to be outstanding with respect to any and all option shares for which the option is not otherwise at the time exercisable.

(vi)	Should Participant’s Service be terminated for Misconduct, then all outstanding options held by the Participant shall terminate immediately and cease to remain outstanding.

2.	The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)	extend the period of time for which the option is to remain exercisable following Participant’s cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)	permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Shares for which such option is exercisable at the time of the Participant’s cessation of Service but also with respect to one or more additional instalments for which the option would have become exercisable had the Participant continued in Service.

E.	Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the Shares subject to the option until such person shall have exercised the option, paid the exercise price and become the holder of record of the acquired Shares.

F.	Limited Transferability of Options. During the lifetime of the Participant, the option shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Participant’s death.

G.	Withholding. The Company’s obligation to deliver Shares upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, and UK and foreign income and employment tax withholding requirements.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the relevant provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

A.	Eligibility. Incentive Options may only be granted to U.S. Employees.

B.	Exercise Price. The exercise price per Share shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the option grant date. In the case of an Incentive Option granted to a 10% Shareholder, the exercise price per Share shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the option grant date. Notwithstanding the foregoing, an Incentive Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Incentive Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 409A and/or 424(a) of the Code, as applicable.

C.	Dollar Limitation. The aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted. For purposes of this provision, the One Hundred Thousand Dollar limitation shall be determined with reference to the U.S. dollar/British Pound exchange rate in effect on the date the option is granted. To the extent the One Hundred Thousand Dollar limitation is reached, the Options (or portions thereof) that exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.

D.	10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the option term shall not exceed five (5) years measured from the option grant date.

III.	CHANGE IN CONTROL

A.	If any company (the “Acquiring Company”) obtains Control of the Company then any Participant may, at any time within the period specified by the Plan Administrator, by agreement with the Acquiring Company, release any option which has not lapsed (the “Old Option”) in consideration of the grant to him or her of an option (the “New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether a company which has obtained Control of the Company or some other company). Options which are not so exchanged shall lapse unless otherwise continued in effect pursuant to the terms of the change in Control.

B.	The New Option shall be regarded for the purposes of subsection III.A of this Article, as equivalent to the Old Option so that the provisions of the Plan shall for this propose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option.

C.	The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a change in Control of the Company, whether or not those options are to be exchanged in connection with such change in Control.

D.	The portion of any Incentive Option accelerated in connection with a change in Control of the Company shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the U.S. Federal tax laws.

E.	The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.	CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall (where lawful under English law) have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefo new options covering the same or different number of Shares but with an exercise price per Share based on the Fair Market Value per Share on the new option grant date. In no event, however, shall such exercise price be less than the nominal value per Share.

ARTICLE THREE

RESTRICTED STOCK UNIT GRANT PROGRAM

I	RESTRICTED STOCK UNIT TERMS

Each Award granted as Restricted Stock Units shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A	Vesting of Restricted Stock Units. Restricted Stock Units shall Vest at such time or times, during such period and for such number of Shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the Restricted Stock Unit grant.

B.	Term of Restricted Stock Units. No Restricted Stock Units shall have a term in excess of ten (10) years measured from the grant date of the Restricted Stock Units. However, Restricted Stock Units may terminate prior to the expiration of such term pursuant to (i) Section I.C of this Article Three, (ii) Section III of this Article Three or (i) in the event either of the following occur:

1.	The passing of an effective resolution or the making of an order of a court for the winding-up of the Company; or

2.	The expiration of the one (1)-month period from the date on which a company becomes the holding company of the Company, within the meaning of section 1159 of the Companies Act 2006.

C.	Effect of Termination of Service. If a Participant’s Service be terminated for any reason a Restricted Stock Unit that has not Vested shall lapse immediately unless the Plan Administrator in its absolute discretion determines otherwise. Should the Plan Administrator determine in accordance with this Section C.1 that a Participant’s Restricted Stock Unit (or part thereof) shall not lapse, the proportion of the Restricted Stock Unit that shall Vest and the terms of the Vesting shall be decided as the Plan Administrator shall deem appropriate, but in no event shall the period for Vesting of the Restricted Stock Unit be extended beyond the expiration of the term of the Restricted Stock Units.

D	Shareholder Rights. The holder of Restricted Stock Unit shall have no shareholder rights with respect to the Shares subject to the Award until such Award has Vested and the Participant has (i) paid the nominal value in respect of the Shares issued to satisfy the Award, (ii) paid any tax withholding liability and (iii) become the holder of record of the acquired Shares.

E.	Limited Transferability of Restricted Stock Units. During the lifetime of the Participant, the Restricted Stock Unit shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Participant’s death.

F.	Withholding. The Company’s obligation to deliver Shares upon the Vesting of any Restricted Stock Units granted under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, UK and foreign income and employment tax withholding requirements.

G.	Shares. Any Shares to be issued pursuant to the Vesting of a Restricted Stock Unit shall be allotted and issued to the relevant Participant not later than 30 days after the date of Vesting of the Restricted Stock Unit. Shares that are issued may not be subscribed for at less than their nominal value and the Company’s obligation to deliver Shares upon the Vesting of any Restricted Stock Units granted under the Plan shall be subject to the payment of such nominal value. The nominal value may also (where lawful under English law) be paid through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions, in a form satisfactory to the Company, (A) to a Company-designated brokerage firm to effect the immediate sale of the acquired Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate nominal value payable for the acquired Shares plus all applicable U.S. Federal, state, local, UK and foreign income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the acquired Shares directly to such brokerage firm in order to complete the sale

H.	Alternative Settlement on Vesting. Where Restricted Stock Units have Vested and Shares have not yet been issued to the Participant in accordance with Section G of this Article Three, the Plan Administrator may in substitution for the Participant’s right to acquire Shares (but in full and final satisfaction of his said right), pay the Participant a sum equal to the cash equivalent of that number of shares.

1.	The cash equivalent of any Shares is the amount by which the Fair Market Value of the Shares which the Participant was entitled to receive on the date on which the Restricted Stock Units Vested (calculated by reference to the closing price on the immediately preceding date on which such quotation exists) exceeds the total nominal value of the Shares.

2.	As soon as reasonably practicable after a determination has been made under this Section H that a Participant will be paid a sum in substitution for his right to acquire any number of Shares, the Company shall pay to him or procure the payment to him of that sum in cash in such currency and by such method as the Plan Administrator will in its absolute discretion determine.

3.	There shall be deducted from any cash payments made pursuant to this Section H any tax or social security liability as may be required by law or which the Plan Administrator may consider to be necessary or desirable.

4.	If the Plan Administrator so decides, the whole or part of any sum payable pursuant to this Section H shall instead be settled by the issue or transfer of Shares with a Fair Market Value equal to the Fair Market Value by reference to which the cash equivalent is calculated. The Company shall procure the transfer to the Participant of the Shares for no payment or allot to him the Shares for a payment equal to the nominal value of the Shares and the Company shall make a payment pursuant to this Section H of sufficient cash to fund the subscription price payable.

III.	CHANGE IN CONTROL

C.	The Plan Administrator shall have the discretion, exercisable either at the time the Restricted Stock Unit is granted or at any time while the Restricted Stock Unit remains outstanding, to provide for the automatic acceleration of Vesting (in whole or in part) of one or more outstanding Restricted Stock Units upon the occurrence of a change in Control of the Company, whether or not those Restricted Stock Units are to be exchanged in connection with such change in Control.

D.	The grant of Restricted Stock Units under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE FOUR

MISCELLANEOUS

I.	FINANCING

The Plan Administrator may (where lawful under English law) permit any Participant to pay the option exercise price for Shares issued to such person under the Plan by delivering a full- recourse, interest- bearing promissory note payable in one or more instalments and secured by the acquired Shares. In no event shall the maximum credit available to the Participant exceed the sum of (i) the aggregate option exercise price payable for the acquired Shares plus (ii) any U.S. Federal, state, local and foreign income and employment tax liability incurred by the Participant in connection with the option exercise.

II.	EFFECTIVE DATE AND TERM OF PLAN

A.	The Plan shall become effective when adopted by the Board. The Plan Administrator may grant Awards and issue Shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B.	The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all Shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding Awards in connection with a change in Control of the Company. All Awards outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such Awards.

C.	The Plan shall become effective upon its adoption by the Board, in accordance with applicable law. Section II of Article Two of the Plan shall be approved by the Shareholders of the Company within twelve (12) months before or after the date that it is adopted by the Board. Any Award granted under Section II of Article Two of the Plan shall be rescinded if Shareholder approval is not obtained within twelve (12) months before or after the Plan is adopted.

III.	AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

IV.	USE OF PROCEEDS

Any cash proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

V.	WITHHOLDING

The Company’s obligation to deliver Shares upon the exercise of any options or Vesting of Restricted Stock Units under the Plan shall be subject to the satisfaction of all applicable U.S. Federal, state, local, UK and foreign income and employment tax withholding requirements, as well as the Company’s obligation in relation to the amount of any primary or secondary social security taxes and/or contributions to the extent lawful and required by the terms of the relevant award agreement.

VI.	REGULATORY APPROVALS

The implementation of the Plan, the granting of any Awards under the Plan and the issuance of any Shares upon the exercise of any option or Vesting of Restricted Stock Units shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it and the Shares issued pursuant to it. The Company shall have no liability for failure to issue any Shares under the Plan if it cannot do so in compliance with all applicable laws.

VII.	NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VIII. LIMITATIONS	ON LIABILITY

Notwithstanding any other provisions of the Plan, neither the Company (or any Parent or Subsidiary) nor any individual acting as a director, officer, other employee or agent of the Company (or any Parent or Subsidiary) will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a Plan Administrator, director, officer, other employee or agent of the Company (or any Parent or Subsidiary). The Company (or any Parent or Subsidiary) will indemnify and hold harmless each director, officer, other employee and agent of the Company (or any Parent or Subsidiary) to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including reasonable attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Plan Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

IX.	FINANCIAL REPORTS

The Company shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key Employee whose duties in connection with the Company (or any Parent or Subsidiary) assure such individual access to equivalent information.

X.	RESTRICTIONS

The Plan Administrator may impose restrictions on the sale of Shares following the exercise of an Option or Vesting of a Restricted Stock Unit. Such restrictions shall be specified in the documentation evidencing the option.

XI.	DATA PRIVACY

As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company (or any Parent or Subsidiary) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company (and any Parent or Subsidiary) may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards and for all other purposes of such Participant’s employment or other service to the Company (or any Parent or Subsidiary) (the “Data”). The Company and any Parent or Subsidiary may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and any Parent or Subsidiary may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Plan Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

APPENDIX

The following definitions shall be in effect under the Plan:

“Acquiring Company” shall mean the company which obtains Control of the Company pursuant to Section III of Article Two.

“Award” shall mean an award of either a Non-Statutory Option, an Incentive Option or Restricted Stock Units under the terms of the Plan.

“Board” shall mean the Company’s Board of Directors.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committee” shall mean a duly authorized committee appointed by the Board to exercise one or more administrative functions under the Plan.

“Companies Act 2006” shall mean the Companies Act 2006 of England and Wales.

“Company” shall mean RhythmOne plc, a company organized under the laws of England and Wales, and any successor company to all or substantially all of the assets or voting shares of RhythmOne plc which shall by appropriate action adopt the Plan.

“Consultant” shall mean any person, including an advisor, who is engaged by the Company (or Subsidiary or Parent) to render consulting or advisory services and is compensated for such services.

“Control” shall have the meaning assigned to such term by Section 995 ITA. “Director” shall mean a member of the Board.

“Disability” shall mean, for any non-U.S. taxpayer, the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances. For

U.S. taxpayers, “Disability” shall mean a disability under Section 22(e)(3) of the Code.

“Employee” shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

“Employee Component” means, collectively, those provisions of the Plan under which Awards may be granted to Employees that are intended to satisfy the requirements of an “employee share scheme” within the meaning of section 1166 of the Companies Act 2006.

“Exercise Date” shall mean the date on which the Company shall have received written notice of the option exercise.

“Fair Market Value” per Share on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Shares are at the time traded on the London Stock Exchange AIM Market, then the Fair Market Value shall be the closing selling price per Share (or its nearest equivalent on London Stock Exchange AIM Market) on the date in question, as such price is reported by such market. If there is no closing selling price (or its nearest equivalent on London Stock Exchange AIM Market) for the Shares on the date in question, then the Fair Market Value shall be such price on the last preceding date for which such quotation exists.

(ii)	In the event the Shares are traded on both the London Stock Exchange AIM Market and any other stock exchange or recognized market, then the Fair Market Value shall be the closing selling price per Share (or its nearest equivalent) on the date in question (or the immediately preceding date for which such quotation exists) on the market determined by the Plan Administrator to be the principal market for the Shares.

(iii)	If the Shares are not at the time traded on the London Stock Exchange AIM Market or any other stock exchange or recognized market, then the Fair Market Value shall be determined by the Administrator in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A of the Code.

“Incentive Option” shall mean an option which satisfies the requirements of Code Section 422.

“ITA” means the Income Tax Act 2007.

“Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant or other person in the Service of the Company (or any Parent or Subsidiary).

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Statutory Option” shall mean an option not intended to satisfy the requirements of Code Section 422 and for the avoidance of doubt, shall include any option granted to a non- U.S. resident Participant.

“Non-Employee Component” means, collectively, those provisions of the Plan under which Awards may be granted to Service providers that do not satisfy requirements of an “employee share scheme” within the meaning of section 1166 of the Companies Act 2006.

“Parent” shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain. With respect to Incentive Options, “Parent” means a subsidiary under Section 424(e) of the Code.

“Participant” shall mean any person to whom an Award is granted under the Plan.

“Plan” shall mean the Company’s 2017 International Equity Incentive Plan, as set forth in this document.

“Plan Administrator” shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

“Restricted Stock Unit” shall mean a conditional entitlement to Shares granted pursuant to the terms and conditions of Article Three of the Plan.

“Service” shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a Consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award.

“Share” shall mean a fully paid ordinary share in the capital of the Company.

“Subsidiary” shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain. With respect to Incentive Options, “Subsidiary” means a subsidiary under Section 424(f) of the Code.

“10% Shareholder” shall mean the owner of shares (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary).

“Value” shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

“Vesting” shall mean in respect of (i) a Restricted Stock Unit, the time when the beneficial and legal ownership of shares transfers to a Participant and (ii) an option, the time when the option is capable of exercise subject to any other provisions of the Plan or Award and “Vested” shall be construed accordingly.